Exhibit 99.1

J. Michael Whitted Joins Hillenbrand as
Senior Vice President of Strategy and Corporate Development

BATESVILLE, Ind., June 20, 2018 — /PRNewsire/ — Hillenbrand (NYSE: HI) announced today the appointment of J. Michael Whitted as Senior Vice President, Strategy and Corporate Development. Whitted will lead Hillenbrand’s efforts in mergers and acquisitions to accelerate the company’s profitable growth strategy.

“As a company, we are focused on building platforms to develop scale and enhance leadership positions in targeted markets to drive profitable growth,” said Joe Raver, Hillenbrand President & CEO. “Mike brings a wealth of experience and a proven track record of identifying and executing strategic acquisitions, having advised on over 100 deals to create value in his previous positions.”

Whitted brings more than 20 years of strategy and M&A experience to the company, having served most recently as Vice President, Corporate Development for SPX Corporation and SPX Flow, Inc. Prior to that, he served as a vice president for Bear Stearns where he led corporate finance and M&A advisory transactions. Whitted’s experience also includes roles at CIBC World Markets, Bankers Trust, and First Chicago NBD. Whitted earned his Bachelor’s of Business Administration degree with an emphasis in Finance and Business Economics from the University of Michigan.

Raver continued, “Mike will play an integral role in helping us accelerate our profitable growth strategy with disciplined M&A as we continue to transform Hillenbrand into a world-class, global diversified industrial company.”

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville. The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT

Corporate Communications for Hillenbrand
Tory Flynn, Director, Communications & Public Affairs
Phone: 812-931-5024
E-mail: Tory.Flynn@Hillenbrand.com

Investor Relations for Hillenbrand
Rich Dudley, Director of Investor Relations
Phone: 812-931-5001

Email: Rich.Dudley@Hillenbrand.com